Exhibit 99.2

800 Boylston Street

Boston, MA 02199

AT THE COMPANY

Michael Walsh

Senior Vice President, Finance

(617) 236-3410

Arista Joyner

Investor Relations Manager

(617) 236-3343

BOSTON PROPERTIES ANNOUNCES

FIRST QUARTER 2012 RESULTS

Reports diluted FFO per share of $1.12                 Reports diluted EPS of $0.43

BOSTON, MA, May 1, 2012 – Boston Properties, Inc. (NYSE: BXP), a real estate investment trust, reported results today for the first quarter ended March 31, 2012.

Funds from Operations (FFO) for the quarter ended March 31, 2012 were $166.9 million, or $1.13 per share basic and $1.12 per share diluted. This compares to FFO for the quarter ended March 31, 2011 of $160.0 million, or $1.13 per share basic and $1.12 per share diluted. The weighted average number of basic and diluted shares outstanding totaled 148,343,382 and 150,140,431, respectively, for the quarter ended March 31, 2012 and 142,094,867 and 143,965,007, respectively, for the quarter ended March 31, 2011.

The Company’s reported FFO of $1.12 per share diluted was within the guidance previously provided of $1.12-$1.14 per share. The Company’s reported FFO included the following items, among others, that were not contemplated at the time the previous guidance was issued: compensation expense of ($0.03) per share associated with the resignation of the Company’s Chief Operating Officer, transaction costs of ($0.01) per share and an adjustment to ground rent expense of ($0.02) per share, as well as the acquisition of 100 Federal Street adding $0.01 per share, operating expense savings of $0.03 per share and $0.02 per share from better than expected performance from the Company’s hotel, unconsolidated joint ventures and third-party fee income.

Net income available to common shareholders was $64.6 million for the quarter ended March 31, 2012, compared to $40.8 million for the quarter ended March 31, 2011. Net income available to common shareholders per share (EPS) for the quarter ended March 31, 2012 was $0.44 basic and $0.43 on a diluted basis. This compares to EPS for the first quarter of 2011 of $0.29 basic and $0.29 on a diluted basis.

The reported results are unaudited and there can be no assurance that the results will not vary from the final information for the quarter ended March 31, 2012. In the opinion of management, all adjustments considered necessary for a fair presentation of these reported results have been made.

As of March 31, 2012, the Company’s portfolio consisted of 153 properties, comprised primarily of Class A office space, one hotel, three residential properties and three retail properties, aggregating approximately 43.3 million square feet, including eight properties under construction totaling 2.8 million square feet. In addition, the Company has structured parking for vehicles containing approximately 15.2 million square feet. The overall percentage of leased space for the 142 properties in service (excluding the two in-service residential properties and the hotel) as of March 31, 2012 was 92.1%.

Significant events during the first quarter included:

•

On January 3, 2012, the Company commenced the redevelopment of 12300 Sunrise Valley Drive, a Class A office project with approximately 256,000 net rentable square feet located in Reston, Virginia. The Company will capitalize incremental costs during the redevelopment. The property is 100% pre-leased.

•

On January 10, 2012, the Company announced that holders of the 2.875% Exchangeable Senior Notes due 2037 (the “Notes”) of its Operating Partnership had the right to surrender their Notes for purchase by the Operating Partnership (the “Put Right”) on February 15, 2012. On January 10, 2012, the Company also announced that the Operating Partnership issued a notice of redemption to the holders of the Notes to redeem, on February 20, 2012 (the “Redemption Date”), all of the Notes outstanding on the Redemption Date. Holders of an aggregate of $242,735,000 of the Notes exercised the Put Right and on February 20, 2012, the Company redeemed the remaining $333,459,000 of outstanding Notes at a redemption price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest thereon.

•

On January 25, 2012, the Company’s Compensation Committee approved outperformance awards (the “2012 OPP Awards”) under the Company’s 1997 Stock Option and Incentive Plan to officers and employees of the Company. Recipients of 2012 OPP Awards will share in a maximum outperformance pool of $40.0 million if the total return to shareholders, including both share appreciation and dividends, exceeds absolute and relative hurdles over a three-year measurement period from February 7, 2012 to February 6, 2015. Earned awards are subject to two-years of time-based vesting after the performance measurement date. Under the Financial Accounting Standards Board’s Accounting Standards Codification (“ASC”) 718 “Compensation – Stock Compensation” the 2012 OPP Awards have an aggregate value of approximately $7.7 million, which amount will be amortized into earnings over the five-year plan period under the graded vesting method. The Company recognized approximately $0.5 million of compensation expense associated with the 2012 OPP Awards during the first quarter of 2012.

•

On January 31, 2012, the servicer of the non-recourse mortgage loan collateralized by the Company’s Montvale Center property located in Gaithersburg, Maryland foreclosed on the property. The Company was not current on making debt service payments and was accruing interest at the default interest rate of 9.93% per annum. The loan was originally scheduled to mature on June 6, 2012. As a result of the foreclosure, the mortgage loan totaling $25.0 million was extinguished and the related obligations were satisfied with the transfer of the real estate and working capital to the servicer. The transaction resulted in a gain on forgiveness of debt of approximately $17.8 million. The operating results of the property through the date of foreclosure have been classified as discontinued operations on a historical basis for all periods presented.

•

On February 13, 2012, E. Mitchell Norville announced that he would resign as Executive Vice President, Chief Operating Officer of the Company effective on February 29, 2012. In connection with his resignation, Mr. Norville entered into a separation agreement with the Company. The Company recognized approximately $4.5 million of expense during the first quarter of 2012 in connection with Mr. Norville’s resignation.

•

On March 1, 2012, the Company acquired 453 Ravendale Drive located in Mountain View, California for a purchase price of approximately $6.7 million in cash. 453 Ravendale Drive is an approximately 30,000 net rentable square foot Office/Technical property that is currently 100% leased.

•

On March 12, 2012, the Company used available cash to repay the mortgage loan collateralized by its Bay Colony Corporate Center property located in Waltham, Massachusetts totaling $143.9 million. The mortgage financing bore interest at a fixed rate of 6.53% per annum and was scheduled to mature on June 11, 2012. There was no prepayment penalty. The Company recognized a gain on early extinguishment of debt totaling approximately $0.9 million related to the acceleration of the remaining balance of the historical fair value debt adjustment.

•

On March 13, 2012, the Company acquired 100 Federal Street in Boston, Massachusetts for an aggregate investment of approximately $615.0 million in cash. In connection with the transaction, the Company entered into a long-term lease with an affiliate of Bank of America for approximately 735,000 square feet. 100 Federal Street is an approximately 1,264,000 net rentable square foot, 37-story Class A office tower that is currently 94% leased. The Company projects this property’s annualized 2012 Unleveraged FFO Return to be 6.1% and annualized 2012 Unleveraged Cash Return to be 5.0%. The calculation of these returns and related disclosures are presented on the accompanying table entitled “Projected Annualized 2012 Returns on Operating Property Acquisition.” There can be no assurance that actual returns will not differ materially from these projections.

•

During the first quarter of 2012, the Company utilized its “at the market” (“ATM”) stock offering program to issue an aggregate of 1,048,800 shares of its common stock for gross proceeds of approximately $110.5 million and net proceeds of approximately $109.3 million. During the second quarter of 2012 through April 9, 2012, the Company issued an additional 421,600 shares of its common stock for gross proceeds of approximately $44.3 million and net proceeds of approximately $43.8 million. The Company’s ATM stock offering program provides the Company with the ability to sell from time to time up to an aggregate of $600.0 million of its common stock through sales agents for a three-year period. As of May 1, 2012, approximately $400.3 million remained available for issuance under this ATM program.

Transactions completed subsequent to March 31, 2012:

•

On April 2, 2012, the Company used available cash to repay the mortgage loan collateralized by its One Freedom Square property located in Reston, Virginia totaling $65.1 million. The mortgage financing bore interest at a fixed rate of 7.75% per annum and was scheduled to mature on June 30, 2012. There was no prepayment penalty.

•

On April 30, 2012, the Company completed and placed in-service 510 Madison Avenue, a Class A office project with approximately 347,000 net rentable square feet located in New York City. The property is 51% leased.

•

On May 1, 2012, the Company entered into an agreement to sell its Bedford Business Park properties located in Bedford, Massachusetts for approximately $62.8 million in cash. Bedford Business Park is comprised of two Office/Technical buildings and one Class A office building aggregating approximately 470,000 net rentable square feet. The sale is subject to the satisfaction of customary closing conditions and, although there can be no assurance that the sale will be consummated on the terms currently contemplated or at all, it is expected to close by the end of the second quarter of 2012.

EPS and FFO per Share Guidance:

The Company’s guidance for the second quarter and full year 2012 for EPS (diluted) and FFO per share (diluted) is set forth and reconciled below. Except as described below, the estimates reflect management’s view of current and future market conditions, including assumptions with respect to rental rates, occupancy levels and the earnings impact of the events referenced in this release and otherwise referenced during the conference call referred to below. The primary changes to the Company’s previously issued full year 2012 FFO guidance include an increase of $0.18 per share due to the acquisition of 100 Federal Street, a ($0.02) per share reduction due to the pending sale of Bedford Business Park, a reduction of ($0.03) per share reflecting the full-year impact of shares previously issued under the Company’s ATM program, a reduction of ($0.06) per share reflecting the items described above that reduced first quarter FFO and an improvement in the Company’s same store projections. The estimates do not include possible future gains or losses or the impact on operating results from other possible future property acquisitions or dispositions, other possible capital markets activity or possible future impairment charges. EPS estimates may be subject to fluctuations as a result of several factors, including changes in the recognition of depreciation and amortization expense and any gains or losses associated with disposition activity. The Company is not able to assess at this time the potential impact of these factors on projected EPS. By definition, FFO does not include real estate-related depreciation and amortization, impairment losses or gains or losses associated with disposition activities. There can be no assurance that the Company’s actual results will not differ materially from the estimates set forth below.

	Second Quarter 2012			Full Year 2012
	Low	-	High	Low	-	High
Projected EPS (diluted)	$0.68	-	$0.70	$2.02	-	$2.12
Add:
Projected Company Share of Real Estate Depreciation and Amortization	0.78	-	0.78	3.14	-	3.14
Less:
Projected Company Share of Gains on Sales/Transfers of Real Estate	0.23	-	0.23	0.33	-	0.33
Projected FFO per Share (diluted)	$1.23	-	$1.25	$4.83	-	$4.93

Boston Properties will host a conference call on Wednesday, May 2, 2012 at 10:00 AM Eastern Time, open to the general public, to discuss the first quarter 2012 results, the 2012 projections and related assumptions, and other related matters that may be of interest to investors. The number to call for this interactive teleconference is (877) 706-4503 (Domestic) or (281) 913-8731 (International) and entering the passcode 68597663. A replay of the conference call will be available through May 16, 2012, by dialing (855) 859-2056 (Domestic) or (404) 537-3406 (International) and entering the passcode 68597663. There will also be a live audio webcast of the call which may be accessed on the Company’s website at www.bostonproperties.com in the Investor Relations section. Shortly after the call a replay of the webcast will be available in the Investor Relations section of the Company’s website and archived for up to twelve months following the call.

Additionally, a copy of Boston Properties’ first quarter 2012 “Supplemental Operating and Financial Data” and this press release are available in the Investor Relations section of the Company’s website at www.bostonproperties.com.

Boston Properties is a fully integrated, self-administered and self-managed real estate investment trust that develops, redevelops, acquires, manages, operates and owns a diverse portfolio of Class A office space, one hotel, three residential properties and three retail properties. The Company is one of the largest owners and developers of Class A office properties in the United States, concentrated in five markets – Boston, New York, Princeton, San Francisco and Washington, DC.

This press release contains forward-looking statements within the meaning of the Federal securities laws. You can identify these statements by our use of the words “assumes,” “believes,” “estimates,” “expects,” “guidance,” “intends,” “plans,” “projects” and similar expressions that do not relate to historical matters. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond Boston Properties’ control and could materially affect actual results, performance or achievements. These factors include, without limitation, the Company’s ability to satisfy the closing conditions to the pending transactions described above, the ability to enter into new leases or renew leases on favorable terms, dependence on tenants’ financial condition, the uncertainties of real estate development, acquisition and disposition activity, the ability to effectively integrate acquisitions, the uncertainties of investing in new markets, the costs and availability of financing, the effectiveness of our interest rate hedging contracts, the ability of our joint venture partners to satisfy their obligations, the effects of local, national and international economic and market conditions (including the impact of the European sovereign debt issues), the effects of acquisitions, dispositions and possible impairment charges on our operating results, the impact of newly adopted accounting principles on the Company’s accounting policies and on period-to-period comparisons of financial results, regulatory changes and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Boston Properties does not undertake a duty to update or revise any forward-looking statement, including its guidance for the second quarter and full fiscal year 2012, whether as a result of new information, future events or otherwise.

Financial tables follow.

BOSTON PROPERTIES, INC.

CONSOLIDATED BALANCE SHEETS

	March 31, 2012	December 31, 2011
	(in thousands, except for share amounts)
	(unaudited)
ASSETS
Real estate	$12,937,143	$12,303,965
Construction in progress	870,006	818,685
Land held for future development	268,030	266,822
Less: accumulated depreciation	(2,722,605)	(2,642,986)

Total real estate	11,352,574	10,746,486

Cash and cash equivalents	591,196	1,823,208
Cash held in escrows	30,697	40,332
Investments in securities	11,193	9,548
Tenant and other receivables, net of allowance for doubtful accounts of $1,370 and $1,766, respectively	68,275	79,838
Related party notes receivable	281,177	280,442
Interest receivable from related party notes receivable	95,126	89,854
Accrued rental income, net of allowance of $2,631 and $2,515, respectively	541,153	522,675
Deferred charges, net	500,957	445,403
Prepaid expenses and other assets	73,132	75,458
Investments in unconsolidated joint ventures	667,377	669,722

Total assets	$14,212,857	$14,782,966

LIABILITIES AND EQUITY
Liabilities:
Mortgage notes payable	$2,946,760	$3,123,267
Unsecured senior notes, net of discount	3,865,369	3,865,186
Unsecured exchangeable senior notes, net of discount	1,148,497	1,715,685
Unsecured line of credit	—	—
Accounts payable and accrued expenses	165,441	155,139
Dividends and distributions payable	92,615	91,901
Accrued interest payable	97,997	69,105
Other liabilities	324,826	293,515

Total liabilities	8,641,505	9,313,798

Commitments and contingencies	—	—

Noncontrolling interest:
Redeemable preferred units of the Operating Partnership	51,537	55,652

Equity:
Stockholders’ equity attributable to Boston Properties, Inc.
Excess stock, $.01 par value, 150,000,000 shares authorized, none issued or outstanding	—	—
Preferred stock, $.01 par value, 50,000,000 shares authorized, none issued or outstanding	—	—
Common stock, $.01 par value, 250,000,000 shares authorized, 149,463,241 and 148,186,511 shares issued and 149,384,341 and 148,107,611 shares outstanding at March 31, 2012 and December 31, 2011, respectively	1,494	1,481
Additional paid-in capital	5,050,547	4,936,457
Dividends in excess of earnings	(70,609)	(53,080)
Treasury common stock, at cost	(2,722)	(2,722)
Accumulated other comprehensive loss	(15,558)	(16,138)

Total stockholders’ equity attributable to Boston Properties, Inc.	4,963,152	4,865,998
Noncontrolling interests:
Common units of the Operating Partnership	557,930	548,581
Property partnerships	(1,267)	(1,063)

Total equity	5,519,815	5,413,516

Total liabilities and equity	$14,212,857	$14,782,966

BOSTON PROPERTIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended
	March 31,
	2012	2011
	(in thousands, except for per share amounts)
Revenue
Rental
Base rent	$357,701	$338,925
Recoveries from tenants	52,568	45,849
Parking and other	22,428	19,064

Total rental revenue	432,697	403,838
Hotel revenue	6,816	5,948
Development and management services	8,149	7,428

Total revenue	447,662	417,214

Expenses
Operating
Rental	157,506	139,630
Hotel	6,099	5,739
General and administrative	27,619	24,643
Transaction costs	2,104	72
Depreciation and amortization	109,673	109,237

Total expenses	303,001	279,321

Operating income	144,661	137,893
Other income (expense)
Income from unconsolidated joint ventures	11,721	7,976
Interest and other income	1,646	974
Gains from investments in securities	801	373
Gains from early extinguishments of debt	767	—
Interest expense	(103,237)	(98,525)

Income from continuing operations	56,359	48,691
Discontinued operations
Loss from discontinued operations	(156)	(497)
Gain on forgiveness of debt from discontinued operations	17,807	—

Net income	74,010	48,194
Net income attributable to noncontrolling interests
Noncontrolling interests in property partnership	(546)	(529)
Noncontrolling interest - redeemable preferred units of the Operating Partnership	(801)	(823)
Noncontrolling interest - common units of the Operating Partnership	(6,089)	(6,090)
Noncontrolling interest in discontinued operations - common units of the Operating Partnership	(1,942)	61

Net income attributable to Boston Properties, Inc.	$64,632	$40,813

Basic earnings per common share attributable to Boston Properties, Inc.:
Income from continuing operations	$0.33	$0.29
Discontinued operations	0.11	—

Net income	$0.44	$0.29

Weighted average number of common shares outstanding	148,343	142,095

Diluted earnings per common share attributable to Boston Properties, Inc.:
Income from continuing operations	$0.33	$0.29
Discontinued operations	0.10	—

Net income	$0.43	$0.29

Weighted average number of common and common equivalent shares outstanding	148,746	142,504

BOSTON PROPERTIES, INC.

FUNDS FROM OPERATIONS (1)

(Unaudited)

	Three months ended
	March 31,
	2012	2011
	(in thousands, except for per share amounts)
Net income attributable to Boston Properties, Inc.	$64,632	$40,813

Add:
Noncontrolling interest in discontinued operations - common units of the Operating Partnership	1,942	(61)
Noncontrolling interest - common units of the Operating Partnership	6,089	6,090
Noncontrolling interest - redeemable preferred units of the Operating Partnership	801	823
Noncontrolling interests in property partnerships	546	529
Loss from discontinued operations	156	497
Less:
Gain on forgiveness of debt from discontinued operations	17,807	—

Income from continuing operations	56,359	48,691

Add:
Real estate depreciation and amortization (2)	132,490	136,104
Less:
Loss from discontinued operations	156	497
Noncontrolling interests in property partnership’s share of funds from operations	1,010	993
Noncontrolling interest - redeemable preferred units of the Operating Partnership	801	823

Funds from operations (FFO) attributable to the Operating Partnership	186,882	182,482

Less:
Noncontrolling interest - common units of the Operating Partnership’s share of funds from operations	19,939	22,502

Funds from operations attributable to Boston Properties, Inc.	$166,943	$159,980

Boston Properties, Inc.’s percentage share of funds from operations - basic	89.33%	87.67%

Weighted average shares outstanding - basic	148,343	142,095

FFO per share basic	$1.13	$1.13

Weighted average shares outstanding - diluted	150,140	143,965

FFO per share diluted	$1.12	$1.12

(1)	Pursuant to the revised definition of Funds from Operations adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”), we calculate Funds from Operations, or “FFO,” by adjusting net income (loss) attributable to Boston Properties, Inc. (computed in accordance with GAAP, including non-recurring items) for gains (or losses) from sales of properties, impairment losses on depreciable real estate of consolidated real estate, impairment losses on investments in unconsolidated joint ventures driven by a measurable decrease in the fair value of depreciable real estate held by the unconsolidated joint ventures, real estate related depreciation and amortization, and after adjustment for unconsolidated partnerships and joint ventures. FFO is a non-GAAP financial measure. The use of FFO, combined with the required primary GAAP presentations, has been fundamentally beneficial in improving the understanding of operating results of REITs among the investing public and making comparisons of REIT operating results more meaningful. Management generally considers FFO to be a useful measure for reviewing our comparative operating and financial performance because, by excluding gains and losses related to sales of previously depreciated operating real estate assets, impairment losses and real estate asset depreciation and amortization (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating performance of a company’s real estate between periods or as compared to different companies.

Our computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently.

FFO should not be considered as an alternative to net income attributable to Boston Properties, Inc. (determined in accordance with GAAP) as an indication of our performance. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and is not a measure of liquidity or an indicator of our ability to make cash distributions. We believe that to further understand our performance, FFO should be compared with our reported net income attributable to Boston Properties, Inc. and considered in addition to cash flows in accordance with GAAP, as presented in our consolidated financial statements.

(2)	Real estate depreciation and amortization consists of depreciation and amortization from the Consolidated Statements of Operations of $109,673 and $109,237, our share of unconsolidated joint venture real estate depreciation and amortization of $23,121 and $27,065, and depreciation and amortization from discontinued operations of $64 and $191, less corporate-related depreciation and amortization of $368 and $389 for the three months ended March 31, 2012 and 2011, respectively.

BOSTON PROPERTIES, INC.

PROJECTED ANNUALIZED 2012 RETURNS ON

OPERATING PROPERTY ACQUISITION

FOR THE NINE MONTHS ENDING DECEMBER 31, 2012

(dollars in thousands)

100 Federal Street
Base rent and recoveries from tenants	$42,532
Straight-line rent	2,288
Fair value lease revenue	2,756
Parking and other	1,200

Total rental revenue	48,776

Operating Expenses	20,820

Revenue less Operating Expenses	27,956

Depreciation and amortization	20,823

Net income	$7,133

Add:
Depreciation and amortization	20,823

Unleveraged FFO (1)	$27,956

Less:
Straight-line rent	(2,288)
Fair value lease revenue	(2,756)

Unleveraged Cash	$22,912

Investment	$615,000
Estimated closing and other costs	600

Total Unleveraged Investment	$615,600

Annualized Unleveraged FFO Return (1)	6.1%

Annualized Unleveraged Cash Return (2)	5.0%

(1)	Pursuant to the revised definition of Funds from Operations adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”), we calculate Funds from Operations, or “FFO,” by adjusting net income (loss) (computed in accordance with GAAP, including non-recurring items) for gains (or losses) from sales of properties, impairment losses on depreciable real estate of consolidated real estate, impairment losses on investments in unconsolidated joint ventures driven by a measurable decrease in the fair value of depreciable real estate held by the unconsolidated joint ventures, real estate related depreciation and amortization, and after adjustment for unconsolidated partnerships and joint ventures. FFO is a non-GAAP financial measure. Unleveraged FFO excludes, among other items, interest expense, which may vary depending on the level of corporate debt or property-specific debt. Annualized Unleveraged FFO Return is also a non-GAAP financial measure that is determined by dividing (A) Unleveraged FFO (based on annualizing the projected results for the nine months ending December 31, 2012) by (B) the Company’s Total Unleveraged Investment. Management believes projected Annualized Unleveraged FFO Return is a useful measure in the real estate industry when determining the appropriate purchase price for a property or estimating a property’s value. When evaluating acquisition opportunities, management considers, among other factors, projected Annualized Unleveraged FFO Return because it excludes, among other items, interest expense (which may vary depending on the level of corporate debt or property-specific debt), as well as depreciation and amortization expense (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates). Other factors that management considers include its cost of capital and available financing alternatives. Other companies may compute FFO, Unleveraged FFO and Annualized Unleveraged FFO Return differently and these are not indicators of a real estate asset’s capacity to generate cash flow.
(2)	Annualized Unleveraged Cash Return is a non-GAAP financial measure that is determined by dividing (A) Unleveraged Cash (based on annualizing the projected results for the nine months ending December 31, 2012) by (B) the Company’s Total Unleveraged Investment. Other real estate companies may calculate this return differently. Management believes that projected Annualized Unleveraged Cash Return is also a useful measure of a property’s value when used in addition to Annualized Unleveraged FFO Return because, by eliminating the effect of straight-lining of rent and the treatment of in-place above- and below-market leases, it enables an investor to assess the projected cash on cash return from the property over the forecasted period.

Management is presenting these projected returns and related calculations to assist investors in analyzing the Company’s acquisition. Management does not intend to present this data for any other purpose, for any other period or for its other properties, and is not intending for these measures to otherwise provide information to investors about the Company’s financial condition or results of operations. The Company does not undertake a duty to update any of these projections. There can be no assurance that actual returns will not differ materially from these projections.

BOSTON PROPERTIES, INC.

PORTFOLIO LEASING PERCENTAGES

	% Leased by Location
	March 31, 2012	December 31, 2011
Boston	90.1%	87.1%
New York	97.7%	97.8%
Princeton	75.5%	75.8%
San Francisco	87.2%	87.9%
Washington, DC	96.8%	96.9%

Total Portfolio	92.1%	91.3%

	% Leased by Type
	March 31, 2012	December 31, 2011
Class A Office Portfolio	92.1%	91.3%
Office/Technical Portfolio	92.8%	92.6%

Total Portfolio	92.1%	91.3%